Exhibit 3.45(b)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:30 PM 01/09/2001
010013437 – 3341331

CERTIFICATE OF OWNERSHIP AND MERGER

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LMS DEVELOPMENT CORPORATION

(an Arizona corporation)

- into -

MONEYMART, INC.

(a Delaware Corporation)

The undersigned hereby certifies that:

1.      LMS DEVELOPMENT CORPORATION (“LMS”) is a corporation of the State of Arizona, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

2.      LMS, as the owner of all of the outstanding shares of each class of the stock of  MONEYMART, INC., a corporation of the State of Delaware (“Moneymart”), hereby merges itself into Moneymart.

3.      The following is a copy of the resolutions adopted on the 9th day of January, 2001, by the Boards of Directors of LMS and Moneymart to merge LMS into Moneymart:

RESOLVED, That LMS Development Corporation, an Arizona corporation (“LMS”), be reincorporated in the State of Delaware by merging itself into MONEYMART, INC., a Delaware corporation (“Moneymart”), pursuant to the laws of the State of Arizona and the State of Delaware as hereinafter provided, so that the separate existence of LMS shall cease as soon as the merger shall become effective, and thereupon LMS and Moneymart will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.

RESOLVED, That the terms and conditions of the proposed merger are as follows:

(a)  From and after the effective time of the merger, all of the estate, property, rights, privileges, powers and franchises of LMS shall become vested in and be held by Moneymart as fully and entirely and without change or diminution as the same were before held and enjoyed by LMS, and Moneymart shall assume all of the obligations of LMS.

(b)  Each issued share of common stock of LMS shall be converted into one one-hundredth (1/100) share of common stock, no par value, of Moneymart; and, from and after the effective time of the merger, the holders of all of said issued shares of common stock of LMS shall automatically be and become holders of shares of Moneymart upon the basis above specified, whether or not certificates representing said share are then issued and delivered.

(c)  After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common stock of LMS may surrender the same to Moneymart at its principal office in Berwyn, Pennsylvania, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing an equal number of shares of common stock of Moneymart.  Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common stock of LMS shall be deemed for all corporate purposes to evidence ownership of an equal number of shares of common stock of Moneymart.

(d)  From and after the effective time of the merger, the Certificate of Incorporation of Moneymart shall be the Certificate of Incorporation of Moneymart as in effect immediately prior to such effective time and said Certificate of Incorporation, as herein amended and changed, shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

(e)  From and after the effective time of the merger, the By-Laws of Moneymart shall be the By-Laws of LMS as they were in effect immediately prior to such effective time.

(f)  The members of the Board of Directors and officers of Moneymart shall be the members of the Board of Directors and officers of LMS immediately before the effective time of the merger.

(g)  From and after the effective time of the merger, the assets and liabilities of LMS shall be entered on the books of Moneymart at the amounts at which they shall be carried at such time on the books of LMS, subject to such inter-corporate adjustments and eliminations, if any, as may be required to give effect to the merger, and subject to such action as may be taken by the Board of Directors of Moneymart in accordance with generally accepted accounting principles, the capital and surplus of Moneymart shall be equal to the capital and surplus of LMS.

RESOLVED,  That, in the event that the proposed merged shall not be terminated, the proper officers of LMS be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge itself into Moneymart, and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever, within the States of Arizona and Delaware and in any other appropriate jurisdiction necessary or proper to effect this merger.

4.      The proposed merger herein certified has been adopted, approved, certified, executed and acknowledged by LMS in accordance with the laws under which it is organized.

On the date set forth below, in the Township of Berwyn in the Commonwealth of Pennsylvania, the undersigned does hereby declare under the penalty of perjury that be signed the foregoing certificate in the official capacity set forth beneath his signature, and that the statements set forth in said certificate are true of his own knowledge.

Dated: January 9, 2001	LMS Development Corporation

	By:	/s/ Donald F. Gayhardt
Donald F. Gayhardt
President